Exhibit 10.29
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is between Hezron Lopez (“Executive”) and WillScot Holdings Corporation (“Company”) (hereinafter the “parties”), and is entered into this 14th day of January 2026 (the “Effective Date”).

WHEREAS, Executive is employed by Company as its Chief Legal Officer and is a party to that certain Amended and Restated Employment Agreement effective June 6, 2022 (the “Employment Agreement”);

WHEREAS, Executive and the Company have mutually agreed that Executive will depart the Company effective February 6, 2026;

WHEREAS, pursuant to Section 9(d) of the Employment Agreement, Executive is entitled to certain pay and benefits; and

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Executive’s employment with Company will terminate upon the following terms:

1.Termination Date. It is mutually agreed that Executive’s employment with Company will end, and the Employment Agreement will terminate, on February 6, 2026 (the “Termination Date”). Upon the Termination Date, Executive shall resign from all positions or offices he holds with the Company or any of its affiliates.
During the period from the Effective Date through the Termination Date (the “Transition Period”), the Executive shall (i) continue to devote his full-time and effort to the performance of his duties as Chief Legal Officer of the Company, including required business travel; and (ii) transition his responsibilities to such other person(s) that the Chief Executive Officer designates.
Effective as of the Termination Date, Company and Executive hereby terminate the Employment Agreement and each party hereby releases the other party from any further obligation under the Employment Agreement, with the exception of the continuing obligations outlined herein.
Prior to the Termination Date, the Employment Agreement shall remain in full force and effect. Nothing herein shall be considered a guarantee of Executive’s employment through the Termination Date, and either party may terminate Executive’s employment prior to such date in accordance with the terms of the Employment Agreement.
2.Severance: Provided Executive remains employed until his Termination Date and if requested by the Company on, or prior to, the Termination Date, executes another release and covenant not to sue agreement following his Termination Date containing provisions similar to those herein, Company agrees to pay or provide Executive the Accrued Benefits (as defined in the Employment Agreement) and the following Severance Benefits as described in Section 9(d) of the Employment Agreement (collectively, the “Severance Benefits”):

(a)The Annual Bonus (as defined in the Employment Agreement), if any is earned for calendar year 2025, with such payment to be made based on actual performance and at the time bonus payments are made to other executives of the Company generally;
(b)A lump sum cash payment equal to 1.5 times Executive’s Target Annual Bonus for the year of termination (as defined in the Employment Agreement) to be paid within five (5) business days of the Termination Date;
(c)Continued payment of Executive’s base salary as in effect on the Termination Date for eighteen (18) months following the Termination Date (the “Severance Period”), payable in equal installments in accordance with the Company’s normal payroll practices;
(d)All of Executive’s outstanding equity awards as of the Termination Date that were granted pursuant to Section 5(c)(i) of the Employment Agreement shall continue to vest during the Severance Period;
(e)The Continued Coverage Payment (as defined in the Employment Agreement) which shall be payable for eighteen (18) months following the Termination Date in equal installments in accordance with the Company’s normal payroll practices; and
(f)Payment for executive outplacement to a provider of Executive’s choice, up to a maximum of $25,000.
(g)Each of the foregoing, as of the Effective Date, is detailed in the attached Exhibit A and Executive confirms that the information on Exhibit A is correct and complete as of the Effective Date. If necessary, the Company shall provide an updated Exhibit A to Executive on (or as soon as practicable following) the Termination Date, to reflect any changes that have occurred between the Effective Date and the Termination Date.
3.General Release:
a.Executive for himself and on behalf of Executive’s attorneys, heirs, assigns, successors, executors, and administrators, each in their capacity as such, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, each in their capacity as such, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Executive’s employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, the Arizona Civil Rights Act, as amended, the Arizona Employment Protection Act, as amended, Arizona wage statutes, the Arizona Medical Marijuana Act, or any other municipal, local, state, or federal law, common or statutory, but excluding any claims relating to vested benefits under any Company employee benefit plan (including without limitation any such plan subject to the Employee Retirement Income Security Act of 1974, as amended) and any claims which Executive cannot release as a matter of applicable law.
Without limiting the foregoing, Executive’s release includes any and all existing claims that in any way involve or arise from the employment relationship between Executive and the Company that exist as of the Executive’s execution of this Agreement, even if the facts and/or legal theories supporting those claims are unknown to Executive at this time.
Furthermore, neither this Agreement nor the Employment Agreement shall apply to, modify or in any way supersede obligations arising from any of (i) the terms of directors and officers insurance or (ii) any indemnification agreement for the benefit of the Executive as a result of the Executive’s position as a director or officer of Company or one of its affiliates. Notwithstanding anything to the contrary in this Agreement, this Agreement does not waive any claims or rights: (x) that may arise after the date on which Executive signs this Agreement, including the right to enforce this Agreement; (y) that cannot be released as a matter of law, including Executive’s rights to COBRA, workers compensation, and unemployment insurance (the application for which shall not be contested by Company); and/or (z) to accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of Company.
b.The Company hereby releases, waives and forever discharges, Executive and his immediate family members, heirs, executors, administrators, trusts, agents, beneficiaries, successors in interest and assignees of and from, any and all claims growing out of, resulting from, or connected in any way to Executive’s employment with the Company and/or Executive’s separation from employment with the Company.
c. As a result of and in connection with the general statements of release of claims above, the parties intend that each party is releasing, waiving and discharging any and all claims and demands, known or unknown, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, which each party ever had or now has or in the future may have against the other party, by reason of any matter, cause or thing whatsoever arising at any time up to the date of the Effective Date of this Agreement.
4.Covenant Not to Sue: Executive also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against Company or any of the released parties based upon any of the claims released in this Agreement. Executive acknowledges and agrees that this Agreement may be pled as a complete bar to any action or suit before any court or adjudicative body with respect to any complaint or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Executive’s employment or termination with the Company.

Notwithstanding the foregoing, Executive shall not be considered in breach of this provision with respect to any of the following: the Executive reports possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, makes other disclosures under the whistleblower provisions of federal or state law or regulation, participates in any action in connection therewith, or receives any monetary awards for any such disclosures or otherwise participates or cooperates in connection with any whistleblower activity protected by law.
Further, nothing in this Agreement is intended to limit or impair in any way Executive’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any similar, federal, state or local agencies, or Executive’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, Executive waives any right to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf in any way arising out of or relating to the matters released in this Agreement. This Agreement shall not preclude Executive from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in employment Act (29 U.S.C. § 620, et seq.) as amended by the Older Workers Benefit Protection Act.
5.Right to Revoke: Executive may revoke this Agreement by notice to Company, in writing, received within seven (7) days of the date of its execution by Executive (the “Revocation Period”). Executive agrees that Executive will not receive the benefits provided by this Agreement if Executive revokes this Agreement. Executive also acknowledges and agrees that if Company has not received from Executive notice of Executive’s revocation of this Agreement prior to the expiration of the Revocation Period, Executive will have forever waived Executive’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect commencing the day after the end of the Revocation Period. Notice of revocation must be delivered in writing to the Company no later than the seventh day of the revocation period to: Hezron Lopez, Executive Vice President, Chief Legal and Compliance Officer and ESG, 6400 E. McDowell Rd., Suite 300, Phoenix, AZ 85258.
6.Acknowledgement: Executive acknowledges and agrees that: (a) except as provided by this Agreement, Executive has no contractual right or claim to the Severance Benefits; (b) payments pursuant to this Agreement shall terminate immediately if Executive materially breaches any of the material provisions of this Agreement or the Employment Agreement; and (c) by provision of this Agreement, Company has satisfied its notice obligations of Section 8(b) of the Employment Agreement.
7.Non-Admissions: Executive acknowledges that by entering into this Agreement, Company does not admit, and does specifically deny, any violation of any local, state, or federal law.
8.Non-disparagement: Each party agrees that it will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of Company, its employees, directors and stockholders; provided that the foregoing shall not apply to (i) any truthful disclosure made in any legal proceedings; (ii) statements made as required to fulfill the Executive’s duties through the Termination Date; or (iii) the reporting of possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal or state law or regulation, or providing cooperation with respect thereto.
9. Cooperation: Executive agrees that he will provide to the Company, upon reasonable notice from the Company, such information and assistance in the nature of testifying and the preparation therefore as may reasonably be requested by the Company in connection with any litigation, administrative or agency proceeding, or other legal proceeding in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse Executive for any reasonably, related expenses, including travel expenses approved by the parties.
10.Acknowledgement of Restrictions; Confidential Information: Executive acknowledges and agrees that Executive has continuing non-competition, non-solicitation and non-disclosure obligations under the Employment Agreement and under certain equity grants that Executive has executed. Executive acknowledges and reaffirms Executive’s obligation to continue to abide fully and completely with all such post-employment provisions and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Executive of such obligations.
11.Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.
12.Entire Agreement: This Agreement, along with the agreements referenced herein, constitute the entire agreement between the Executive and Company with respect to his termination on the Termination Date, and supersedes all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.
13.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, except where preempted by federal law.
14.Statement of Understanding: By executing this Agreement, Executive acknowledges that (a) Executive has had at least twenty-one (21) days, in accordance with the Age Discrimination in Employment Act, as amended, (the “ADEA”) to consider the terms of this Agreement and has considered its terms for such a period of time or has knowingly and voluntarily waived Executive’s right to do so by executing this Agreement and returning it to Company; (b) Executive has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) Executive has consulted with, or has had sufficient opportunity to consult with, an attorney of Executive’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (e) Executive has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Executive has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EXECUTIVE	WILLSCOT HOLDINGS CORPORATION

	By:	/s/ Worthing Jackman
/s/ Hezron Lopez_______
Hezron Lopez	Name	Worthing Jackman

Date: January 14, 2026	Title:	Executive Chairman

	Date:	January 14, 2026

EXHIBIT A

Per Employment Agreement Dated June 6, 2022	Description	Additional Description	Amount	Comments
9 (d) (i) (A) and 25 (i-iii)	The Accrued Benefits
		Base salary through termination		Paid according to regular payroll schedule
		Accrued but unused vacation pay	Not applicable	In accordance with the Company’s Flexible Time Off policy
		Any earned by unpaid annual bonus	To be determined	Pro-rata for FY26; paid as soon as practical following the filing of the Company’s 2026 Annual Report and Form 10K
9 (d) (i) (B)	Pro rata portion of the Annual Bonus		$380,000	Estimated and pending certification of financial results and attainment against 2025 STIP Performance Metrics. Paid as soon as practical following the filing of the Company’s 2025 Annual Report and Form 10K
9 (d) (i) (C)	Lump sum equal to 1.5x Target Annual Bonus		$888,375	Payable within five (5) business days of the Termination Date
9 (d) (i) (D)	Continued base salary for 18 months		$888,375	Payable in equal installments over the severance period
	Total “Cash Severance”		$2,156,750

9 (d) (iii)	Continued Coverage payment			To be determined based on applicable COBRA rate at time of termination

9 (d) (iv)	Executive outplacement			Up to $25,000 to a provider of Executive's choice